Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES CLOSING OF PRIVATE OFFERING OF $1.1 BILLION OF SENIOR NOTES

Indianapolis, IN, November 15, 2005 - Simon Property Group, Inc. (the “Company”) (NYSE:SPG) announced today the closing of a private offering of $1.1 billion of senior notes by its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”).  The offering consisted of $500 million of 5.375% notes due 2011 and $600 million of 5.750% notes due 2015.  The notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.  The Operating Partnership intends to use the proceeds to reduce the outstanding balances of existing credit facilities.

The Company also reported that it had settled certain forward-hedging instruments concurrently with the pricing of this issue.  If the proceeds of the settlement to the Company were applied to the notes, the effective yield of the 2011 notes would be reduced to 5.37%, 5.65% for the 2015 notes, and 5.52% on a blended basis over the eight-year weighted average maturity.

The notes have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The issuance of the notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering would be unlawful.

About Simon

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $39 billion. Through its subsidiary partnership, it currently owns or has an interest in 296 properties in the United States containing an aggregate of 202 million square feet of gross leasable area in 40 states plus Puerto Rico. Simon also holds interests in 51 European shopping centers in France, Italy and Poland; 5 Premium Outlet centers in Japan; and one Premium Outlet center in Mexico. Additional Simon Property Group information is available at www.simon.com.